Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our report dated September 29, 2014 in the Registration Statement on Form S-1 dated Novemeber 14 , 2014 relating to the financial statements for the two years ended March 31, 2014 listed in the accompanying index of Algae Dynamics Corp. (formerly Converted Carbon Technologies Corp.).

/s/ McGovern, Hurley, Cunningham, LLP
Toronto, Ontario, Canada
November 14 , 2014